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EXHIBIT 4.3

Executive service agreement—Mr Ian R Crouch

National Australia Bank 500 Bourke Street MELBOURNE 3000

22 March 2002

Ian Crouch
Level 3, 500 Bourke Street
Melbourne Victoria 3000

Dear Ian

        On behalf of National Australia Bank Ltd, I am pleased to offer you the Position of Chief Information Officer, Office of the CEO ("your Position") on the terms and conditions set out in this letter and the Attachment.

Employer

        Your contract of employment will be with National Australia Bank Ltd ("us"). As our employee, you may be required to provide services to any Related Body Corporate of the National Australia Bank Ltd as well as to us. You will remain our employee despite any alteration to your Position or appointment to another Position in accordance with these terms and conditions.

Position and Duties

        In your Position, you will be located in Melbourne, Victoria and will report to the CEO/Managing Director.

        The duties and responsibilities in your Position have been discussed with you. You may be required to undertake other duties and responsibilities from time to time and your reporting responsibility and/or Position title may also be altered from time to time. In some circumstances you may be required to undertake another Position. In any other Position, these terms and conditions will continue to apply.

Commencement

        You will commence work in your Position on 8 May 2002.

National Australia Bank Group policies

        You will be required to comply with our policies and procedures generally, as established and varied from time to time. Some of those policies and procedures are referred to in more detail in the Attachment.

        By accepting this offer, you acknowledge that you have received copies of the following policies prior to signing this agreement:

  (a)
  "Equity in Employment: We're Committed";

  (b)
  "Sexual Harassment: Off Limits"; and

  (c)
  "Code of Conduct: Our Behavioural Guidelines".

        Please note that National Australia Bank promotes a smoke free work environment and officers will not be permitted to smoke on Bank premises.

Remuneration & Benefits

        Your remuneration arrangements including your Total Remuneration Package and Superannuation arrangements are set out in Section B of the Attachment. Your Total Remuneration Package will not be altered unless you agree, except to the extent that this agreement permits.

        As part of your package you may elect to take a fully maintained motor vehicle. For private vehicles, parking may only be allocated out of your package where the vehicle is parked on Bank owned/leased premises.

        Other benefits include:

  •
  Financial assistance for selected courses of study may be made available in accordance with the Bank's Study Assistance Policy;

  •
  Reimbursement of professional membership fees, as approved within Business Unit expenditure plans;

  •
  The "Employee's Choice" booklet and an Employee's Choice Interest Rate Guide outline all financial services and products which are offered with benefits and concessions to staff.

Confidentiality and other Duties

        Section C of the Attachment sets out your obligations in respect of Confidential Information. Your obligation not to disclose Confidential Information continues, even if your employment with us ceases for any reason.

Leave

        Your leave entitlements and obligations are set out in Section D of the Attachment.

Termination of Employment

        You may terminate your employment with us by giving us 4 weeks notice in writing. You may also terminate your employment with us on other specified grounds which require you to give us a longer notice period. We may terminate your employment upon specified grounds which require notice or payment in lieu to be given. In certain circumstances, including serious misconduct, (for example, disclosure of Confidential Information or other serious or continuing breaches of your contract), we may terminate your employment without notice. In this case you will receive only accrued but untaken leave entitlements. Detailed conditions of termination are set out in Section E of the Attachment.

Applicable law and other general conditions

        Your contract of employment arising from acceptance of this offer will be governed by the law of the State of Victoria. Other general conditions of the offer of employment are set out in Section F of the Attachment.

Definitions

        Definitions of the terms used in this letter of offer and the Attachment are set out in section G of the Attachment.

The Attachment

        The Attachment to this letter forms part of the terms and conditions of this offer of a contract of employment with us.

Letter of Offer, Attachment and Enclosures

        This letter summarises the terms and conditions of our offer of employment. If there is any inconsistency between this letter and the Enclosures and the Attachment, then the Enclosures and the Attachment prevail.

Acceptance

        Subject to your acceptance of the above terms, we require the following information for our records:

    •
    Copy of proof of identity (Extract of birth, Passport etc)

    •
    Tax File Number

    •
    Copy of highest level academic results attained

        In order for your acceptance of this offer to have legal effect, you must sign the duplicate of this letter in the presence of a witness and return it to me. If this offer is not accepted within 28 days after the date of this letter it will lapse.

        I look forward to your acceptance of this offer and trust that you will find the work in your Position both challenging and rewarding.

Yours sincerely,

Frank Cicutto
CEO/Managing Director

        I acknowledge having read this letter and each of its enclosures, and I accept the offer of a contract of employment with National Australia Bank Ltd on the terms set out in this letter and its enclosures.

Signed:

Date:	20

Witnessed By:

Full Name of Witness
(Please Print)
Address of Witness

Contents

Section:
A: Position and Work
B: Remuneration and Benefits
C: Confidential Information and Related Matters
D: Leave
E: Termination of Employment
F: General Conditions
G: Definition of Terms.
Policies:
1. "Equity in Employment: We're Committed";
2. "Sexual Harassment: Off Limits"; and
3. "Code of Conduct: Our Behavioural Guidelines".

Section A: Position and Work

A.1 Your Position

        As set out in your letter of offer your Position is Chief Information Officer, Office of the CEO.

A.2 Duties

A.2.1 Your powers responsibilities and duties

        You may exercise the powers and discretions, hold the responsibilities and perform the duties and tasks which:

  (a)
  we determine are appropriate to your Position; and

  (b)
  are conferred, delegated or specified to you by us through your Manager (or any other person authorised by us) from time to time

(collectively "the powers, duties and responsibilities of your Position").

A.2.2 Compliance with directions

        You must comply with all lawful and reasonable directions of your Manager (or any other person authorised by us).

A.3 Changes in your Position and Work

A.3.1 Changes in your Position

        During your employment by us we may alter, add to or reduce the powers, duties and/or responsibilities of your Position either:

  (a)
  with your agreement; or

  (b)
  by a direction from us.

        We can only give you a direction if it does not unreasonably alter, add to or reduce the powers, duties and/or responsibilities of your Position.

A.3.2 Appointment to another Position

        During your employment by us, we may appoint you to another Position ("the other Position"):

  (a)
  with your agreement; or

  (b)
  by a direction in writing from us.

        We can only give you a direction if the other Position:

  (a)
  is reasonably comparable to your Position, taking into account the powers, duties and responsibilities of the other Position; and

  (b)
  is at the same location as your Position or is at a location within a reasonable distance of your place of residence.

A.3.3 Continuation of the Agreement

        The terms of this agreement will continue to apply even though:

  (a)
  the powers, duties and responsibilities of your Position are varied; or

  (b)
  you are appointed to another Position

under this agreement.

A.3.4 No material change of circumstances

        A variation to the powers, duties and/or responsibilities of your Position, or appointment to another Position, in accordance with this agreement does not constitute a "material change in circumstances" for the purpose of Clause E.2.1.

A.4 Performance

A.4.1 Performance of duties

        You will exercise your powers and perform your duties and responsibilities in a proper and efficient manner. Unless you are absent by reason of ill health or approved leave, you will devote the whole of your time, attention and abilities, during our normal business hours and otherwise as is reasonably necessary, to exercising your powers and carrying out your duties and responsibilities.

A.4.2 Other employment

  (a)
  You must not:

  (i)
  undertake any other business or profession;

  (ii)
  be or become an employee or agent of any other person; or

  (iii)
  assist or have any interest in any other business or profession.

  (b)
  However, despite sub-clause (a):

  (i)
  we may agree to you doing any of those things, and we will not unreasonably refuse to so agree;

  (ii)
  you may hold or acquire as a bona fide investment shares or other securities of any publicly listed company, including any company listed for quotation on the Australian Stock Exchange Ltd.

  (c)
  You may be required to disclose to us any information relevant to any matter referred to in this clause.

A.4.3 Promotion of our interests

        You must use your best endeavours to promote and enhance the Bank's interests, welfare, business, profitability, growth and reputation. You must not intentionally or negligently do anything which is or may be harmful to those things.

A.4.4 Compliance with our policies

        In addition to each of your other duties and responsibilities, you must comply with our policies and procedures, as determined by us from time to time including, in particular, the following policies and procedures:

  (a)
  Equity in Employment: We're Committed;

  (b)
  Sexual Harassment: Off Limits;

  (c)
  Code of Conduct: Our Behavioural Guidelines.

        You acknowledge that you have been provided with a copy of each of these policies and procedures prior to signing this Agreement.

A.4.5 Duties owed

        In addition to the duties owed to us as your employer, including but not restricted to clauses A4.2 and A4.3, Section C and clause F.5 you also owe duties to each Related Body Corporate of National Australia Bank Limited.

A.4.6 Illegal Drugs and Alcohol

        You must not:

  (a)
  use or have in your possession any illegal drugs during working hours;

  (b)
  attend to carry out the duties of your Position under the influence of any alcoholic beverage or under the influence of any illegal drug. "Under the influence of any alcoholic beverage" means that in the reasonable opinion of your manager, you are affected by alcohol in such a way that you may not be able:

  (i)
  to perform the duties of your position;

  (ii)
  to exercise the level of judgement and skill that the performance of those duties requires; or

  (iii)
  to take reasonable care for your own safety or the safety of others.

  (c)
  drive any vehicle in the course of your employment:

  (i)
  with a blood alcohol content exceeding that prescribed by the laws of the State in which the vehicle is being driven;

  (ii)
  under the influence of any illegal drug.

        "Illegal drug" means a substance the possession or use of which is prohibited by law.

A.4.7 Occupational Health and Safety

        You must:

  (a)
  assist us in the implementation of any measures taken by us in respect of occupational health and safety;

  (b)
  observe any occupational health and safety policy, procedure, regulation or rule which applies to us;

  (c)
  use all equipment and appliances provided by us to ensure the health and safety of you, our other employees, our customers and any other persons;

  (d)
  generally, comply with any obligation imposed on you under the laws applicable to occupational health and safety.

A.4.8 Obligations of the Bank

        We:

  (a)
  acknowledge our obligation to provide a safe workplace, under and in terms of relevant occupational health and safety legislation and common law duties;

  (b)
  acknowledge our obligations under and in terms of relevant Federal and State industrial and other legislation, applicable to us in our capacity as your employer, including but not limited to the Workplace Relations Act 1996; and

  (c)
  undertake to use our best endeavours to ensure that all information provided to you by us, in relation to the terms and conditions of your employment with us, and your rights and obligations under this agreement is accurate.

A.5 Management Information

A.5.1 Reporting requirements

        You must promptly report to your Manager, or any other person authorised by us, any information which relates to our business, the exercise of your powers, or the performance of your duties and responsibilities. A report must be made in response to a request and may be made on your own initiative.

A.5.2 Explanations

        You must provide any explanations that your Manager, or any other person authorised by us, requests, where such explanation relates to our business, the exercise of your powers, or the performance of your duties and responsibilities.

Section B: Remuneration and Benefits

B.1 Total Employment Compensation

        You will receive Total Employment Compensation (TEC) of $658,658, which is composed of Salary and a Benefit Component (which together make up your Total Remuneration Package—TRP) and Employer-funded Superannuation.

        A full explanation of each component of your TEC appears below.

B1.1 Salary

        The Salary component of your Total Remuneration Package is $386,875.

B.1.2 Benefit Component

        The Benefit Component of your Total Remuneration Package is $238,125.

        The Benefit Component may be taken as cash or non cash benefits or a combination of both. It includes Fringe Benefits Tax (FBT) payable by us in connection with the provision of non-cash benefits.

B.1.3 Total Remuneration Package

        Your Total Remuneration Package is therefore $625,000.

        This Package is provided in accordance with the terms of the Management Remuneration Package Guidelines as issued and as varied by us from time to time.

        Your Salary and any other cash benefit of your Total Remuneration Package will be paid fortnightly in arrears.

B.1.4 Superannuation

  (a)
  We will arrange for the Trustee of the National Australia Bank Group Superannuation Fund ("the Fund") to offer membership of the Fund to you, on the terms of the applicable Trust Deed and Rules.

  (b)
  We will credit your Fund account with an amount equal to 9.0% of your Salary (that is, initially $30,950) as a contribution for, or in respect of, you. This amount may be altered by us from time to time, subject to any applicable legislation.

    This contribution is in addition to any salary sacrifice superannuation contribution you nominate as part of your Total Remuneration Package and any contribution you elect to make to superannuation from post-tax salary.

  (c)
  We will provide a further 0.7% of your Salary to the Fund on your behalf to cover the cost of death and disability benefits (on average 0.5% of Salary) and fund administration (on average 0.2% of Salary). This amount may be altered by us from time to time, subject to any recommendations by the Fund Actuary or any applicable legislation.

B.1.5 Review

        Your first remuneration review is expected to be during January January 2003. Thereafter we will review your Total Remuneration Package at least once in each 12 months of your employment on such a basis as we, in our absolute discretion, may determine. Your Total Remuneration Package will not be reduced as a consequence of a review.

B.1.6 Incentive

        We have an incentive program which may change from time to time. You are entitled to participate in that program on its terms if:

  (a)
  in the Incentive Plan Year under consideration you have worked for us for at least six months; and

  (b)
  you are employed by us at the time any incentive payment relating to that Incentive Plan Year is made.

B.2 Benefits

B.2.1 Other benefits

        In addition to the benefits provided to you under your Total Remuneration Package:

  (a)
  you are eligible to participate in the National Australia Bank Staff Share Allocation Plan and National Australia Bank Staff Share Ownership Plan on their terms, as varied from time to time.

  (b)
  you will be considered for participation in any offers made under the National Australia Bank Executive Share Option Plan No.2, in accordance with the Plan rules as applicable from time to time;

  (c)
  you are entitled to participate in other benefits which are normally provided to staff employed by us at your level.

B.2.2 Reimbursement of Expenses

        Subject to substantiation and approval in accordance with our guidelines from time to time, we will reimburse you for all expenses you properly incur in carrying out your responsibilities and duties (including, but not limited to travelling, accommodation, entertainment and telephone expenses).

Section C: Confidential Information and Related Matters

C.1 Confidential Information

C.1.1 Acknowledgement

        You acknowledge that the Confidential Information is solely and exclusively our property.

C.1.2 Confidentiality

        Unless:

  (a)
  you are required by us, or our auditors, or by law; or

  (b)
  we agree in writing,

you must not:

  (c)
  use any Confidential Information; or

  (d)
  disclose any Confidential Information to any person,

other than for the purpose of carrying out your powers, duties and responsibilities.

C.1.3 Use

        You must not use any Confidential Information for the benefit of any person other than us.

C.1.4 Confidential Information in the public domain

        To the extent that Confidential Information is in the public domain, subject to clause C.1.5 your obligations under clauses C.1.2 and C.1.3 cease.

C.1.5 Uncertainty

        If it is uncertain whether:

  (a)
  any information is Confidential Information; or

  (b)
  any Confidential Information is lawfully within the public domain,

such information is deemed to be Confidential Information and deemed to be not within the public domain, unless we inform you in writing to the contrary.

C.1.6 Security of Confidential Information

        So far as is reasonably practicable, you must:

  (a)
  maintain proper and secure custody of Confidential Information; and

  (b)
  use your best endeavours to prevent the disclosure of Confidential Information to third parties or the use by them of Confidential Information.

C.1.7 Delivery

        You must immediately deliver all Confidential Information which is physically capable of delivery to us if:

  (a)
  this agreement is terminated; or

  (b)
  you are so requested by your Manager or a person authorised by us.

C.1.8 Confidential Information may be destroyed

  (a)
  If we request you to do so, instead of delivering the Confidential Information according to clause C.1.7, you must destroy the Confidential Information and certify in writing to us that the Confidential Information has been destroyed.

  (b)
  In the case of computer software or other computer data we have requested you to destroy, you must erase it from magnetic media on which it is stored such that it cannot be recovered or in any way reconstructed and certify in writing to us that the Confidential Information has been destroyed.

C.1.9 Obligations to continue

        Your obligations under this clause:

  (a)
  continue after termination of this agreement;

  (b)
  are enforceable by us at any time by legal process; and

  (c)
  are for our continuing benefit.

C.1.10 Obligations under Corporations Act

        Your obligations to us pursuant to the Corporations Act are in addition to your obligations under this agreement.

C.2 Non Solicitation Covenant

        You covenant that whether on your own account or for any person during your employment and for a period of 12 months after your employment ceases, you will not solicit or entice (or endeavour to solicit or entice) from us:

  (a)
  any of our officers or employees or any contractors to us, whether or not that person would commit a breach of any contract by reason of ceasing to serve or provide services and/or goods to us;

  (b)
  the custom of any person who has during the two years prior to the cessation of your employment been our customer, if that person dealt with the area of our operations for which you have or have had responsibility in the period of two years prior to cessation of your employment.

Section D: Leave

D.1 Annual Leave

  (a)
  You are entitled to 4 weeks paid leave, or other amount as specified in the Award, for each period of 12 months during your employment or a proportionate amount of leave for any period of less than 12 months.

  (b)
  This leave is in addition to any declared public and Bank holidays which are normally observed by us.

  (c)
  So far as possible, leave will be taken at times mutually agreed to by you and us. If this is not possible, leave is to be taken at such times as we direct.

  (d)
  Any accrued but unused portion of annual leave will be paid upon termination of employment. Payment will be calculated on your Salary plus Cash Option at the date of termination.

D.2 Long Service Leave

D.2.1 You are entitled to long service leave in accordance with:

  (a)
  the Bank Officials (Long Service Leave) Award as replaced and varied from time to time, as it applies to the Bank; or

  (b)
  our long service leave scheme as varied from time to time,

whichever is the greater.

D.2.2 Any accrued but unused portion of long service leave will be paid on termination of employment. Payment will be calculated on your Salary at the date of termination.

D.3 Sick Leave

D.3.1 You are entitled to sick leave under and in accordance with the Award.

D.3.2 In summary:

  (a)
  Sick leave is on a Total Remuneration Package basis;

  (b)
  Under the Award your current sick leave entitlement (which accumulates to the Award maximum from year to year) is:

  (ii)
  In the first year of employment—8 days

  (iii)
  In the second year of employment—10 days

  (iv)
  Thereafter in each year of employment—12 days

D.3.3 You should refer to the Award for the statement of your entitlements and the applicable conditions.

D.4 Parental Leave

D.4.1 After 12 months continuous service with us you are entitled to parental leave, on a without remuneration basis, in accordance with:

  (a)
  the Award;

  (b)
  the Workplace Relations Act 1996; or

  (c)
  Our Parental Leave Policy as varied from time to time,

whichever is the greater.

D.4.2 In summary:

  (a)
  Your current basic parental leave entitlement is a period of up to 52 weeks unpaid leave;

  (b)
  Upon return to work, following the taking of parental leave, you are entitled to return to the Position you held prior to the commencement of the leave. If that Position no longer exists, you are entitled to a Position as nearly comparable in status and Salary to the former Position as is possible.

D.4.3 You should refer to the documents set out in clause D.4.1. for the statement of your entitlements and the applicable conditions.

Section E: Termination of Employment

E.1 Termination by us

        We may terminate your employment in a number of circumstances. These are set out below.

E.1.1 Summary termination

        We may terminate your employment by giving written notice to you effective immediately, if you:

  (a)
  become bankrupt or compound with your creditors (or any of them) or assign your estate for the benefit of your creditors (or any of them);

  (b)
  are precluded from taking part in the management of a corporation by the provisions of Section 91a, 229 or 230 of the Corporations Act;

  (c)
  are convicted of any offence involving fraud or dishonesty or any other serious offence (except for a traffic offence) which is punishable by imprisonment (whether you are imprisoned or not);

  (d)
  commit a serious or persistent breach or non-observance of this agreement;

  (e)
  knowingly fail to comply with an obligation imposed upon you under the Award or Enterprise Agreement; or

  (f)
  are guilty of misconduct of such a kind that it would be unreasonable to require us to continue your employment during the notice period required under this Agreement.

E.1.2 Termination for unsatisfactory performance

  (a)
  We may terminate your employment by giving you twelve weeks' notice in writing if:

  (i)
  we have informed you in writing of reasonable standards of performance in relation to your Position ("the performance standards");

  (ii)
  we have given you a reasonable opportunity to meet the performance standards;

  (iii)
  on a reasonable assessment, you have failed to meet the performance standards;

  (iv)
  we have informed you in writing that you have not met the performance standards;

  (v)
  we have given you the opportunity to respond to matters of concern in connection with your performance (unless, in all the circumstances, we could not reasonably be expected to give you that opportunity); and

  (vi)
  having considered any response you may make to those matters, we are satisfied that there is no adequate reason for your failure to meet the performance standards and no adequate reason why your employment should not be terminated.

  (b)
  In our discretion:

  (i)
  we may require you to work through all (or part only) of the notice period; or

  (ii)
  we will make payment in lieu of the whole notice period (or the unworked balance of the notice period).

  (c)
  If we make payment in lieu of all or part of the notice period, it will be calculated on the basis of your Total Remuneration Package.

E.1.3 Termination because of redundancy

  (a)
  We may terminate your employment in the case of redundancy by giving you six weeks' notice in writing.

  (b)
  A redundancy occurs where we consider that the work being done by you (or a major portion of it) is no longer required to be done. This may be as a result of re-organisation, changed business practice, technological change or a down turn in business.

  (c)
  A redundancy does not occur if we offer another Position to you of a similar kind at the same location as your Position or at a different location, if the different location is within a reasonable distance of your place of residence.

  (d)
  In our discretion:

  (i)
  we may require you to work through all (or part only) of the notice period; or

  (ii)
  we will make payment in lieu of the whole notice period (or the unworked balance of the notice period).

  (e)
  If we make payment in lieu of all or part of the notice period, it will be calculated on the basis of your Total Remuneration Package.

  (f)
  Upon termination of employment under this clause, we will pay to you the greater of:

  (i)
  a Termination Payment equal to 72 weeks Total Remuneration Package; or

  (ii)
  the redundancy payment calculated in accordance with the Redundancy, Redeployment and Retrenchment Agreement (less any payment in lieu of notice required to be made under that agreement).

E.1.4 Termination because of changed requirements

  (a)
  We may terminate your employment in the case of changed requirements, by giving you six weeks' notice in writing.

  (b)
  "Changed requirements" means that we have determined that we no longer wish to retain your services.

  (c)
  In our discretion:

  (i)
  we may require you to work through all (or part only) of the notice period; or

  (ii)
  we will make payments in lieu of the whole notice period (or the unworked balance of the notice period).

  (d)
  If we make payment in lieu of all or part of the notice period, it will be calculated on the basis of your Total Remuneration Package.

  (e)
  Upon termination of employment under this Clause, we will pay to you a termination payment equal to 72 weeks Total Remuneration Package.

E.2 Termination by You

        You may terminate your employment in a number of circumstances. These are set out below.

E.2.1 Termination because of material change of circumstances

  (a)
  You may terminate this agreement in the case of a material change of circumstances by giving us six weeks' notice in writing.

  (b)
  A change in the powers, duties and responsibilities of your Position, or appointment to another Position, which is not authorised by clause A.3 is a "material change of circumstances" if, and only if, without your agreement:

  (i)
  we purport to substantially reduce your Total Remuneration Package;

  (ii)
  we purport to substantially reduce the powers or responsibilities of your Position;

  (iii)
  we purport to substantially diminish the scope of your duties in your Position; or

  (iv)
  there is any other change by us in relation to your employment which, under generally applicable principles of law, would amount to conduct by us entitling you to accept that conduct as constituting a termination of this agreement.

  (c)
  In our discretion:

  (i)
  we may require you to work through all (or part only) of the notice period; or

  (ii)
  we will make payment in lieu of the whole notice period (or the unworked balance of the notice period).

  (d)
  If we make a payment in lieu of all or part of the notice period, it will be calculated on the basis of your Total Remuneration Package.

  (e)
  Upon termination of employment under this clause, we will pay to you a termination payment equal to 72 weeks Total Remuneration Package.

  (f)
  If you terminate this agreement, as a result (wholly or in part) of an event under sub-clause E.2.1.(b)(i), then any payment we make under this clause E.2.1 shall be calculated on your Total Remuneration Package before the reduction.

E.2.2 Other termination

  (a)
  You may terminate this agreement at any time by giving us not less than 4 weeks written notice.

  (b)
  We may either:

  (i)
  retain you in our service for all or part of the notice period; or

  (ii)
  pay you an amount equal to your Total Remuneration Package for so much of the notice period as you are not retained, up to a maximum of 4 weeks.

E.3 Entitlements upon termination

        In addition to any other entitlement under this Agreement, on any termination of this Agreement you are entitled to receive:

  (a)
  your Salary and other benefits under this Agreement;

  (b)
  Salary plus the cash portion of the Benefit component of your Total Remuneration Package in lieu of any accrued but untaken annual leave;

  (c)
  Salary in lieu of any accrued but untaken long service leave; and

  (d)
  any other benefits due to you pursuant to any share plan or other relevant plan;

up to and including the date of termination.

E.4 Reasonableness of provisions and satisfaction of obligations

E.4.1 Acknowledgment

        You acknowledge:

  (a)
  that the terms and conditions of this agreement in respect of termination of employment ("the terms") are fair and reasonable, recognising that the extent and nature of benefits due to you upon termination differ appropriately accordingly to the reason for termination;

  (b)
  that the terms are not harsh, unjust or unconscionable.

        If we give notice (or pay in lieu of notice) and make payment of entitlements which arise under this agreement upon termination of employment on a particular basis we are doing so, and you receive them, in satisfaction of each of your entitlements under this agreement, the Award and/or the Enterprise Agreement, in respect of a termination of employment upon that basis.

E.4.2 No compensation

        If your employment is terminated in accordance with the express terms of this agreement you are not entitled to claim any compensation or damages from us in respect of termination.

E.5 Return of our Property

        Upon termination of this agreement you will return each item of our property (including but not limited to keys, disks, each vehicle owned or leased by us and computers, access cards) in your possession or control.

E.6 Loans and accounts

        While you are an employee of the Bank any account you open which is referred to in the Employee's Choice booklet, as amended from time to time, will be subject to the benefits and concessions set out in that booklet relevant to that account. Such benefits and concessions cease upon termination of your employment with the Bank for any reason, except where otherwise specified.

Section F: General Conditions

F.1 Governing law

        This agreement is governed by and will be interpreted in accordance with the laws of Victoria.

F.2 Relevance of Award and Industrial Agreement

  (a)
  You and we acknowledge that, by reason of the Workplace Relations Act 1996 ("the Act"), the Award and the Enterprise Agreement apply to your employment.

  (b)
  We agree with you that:

  (i)
  no provision of the Award or the Enterprise Agreement will be binding upon us in connection with your employment except in accordance with the Act;

  (ii)
  no provision of the Award or the Enterprise Agreement will be, or be implied to be, a term of your contract of employment with us,

unless we otherwise agree with you.

F.3 Amendment

        This agreement may only be varied or replaced by a document signed by us and you.

F.4 Waiver and Exercise of rights

  (a)
  A single or partial exercise or waiver of a right relating to this agreement will not prevent any other exercise of that right or the exercise of any other right.

  (b)
  A party will not be liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

F.5 Misrepresentation

        You must not:

  (a)
  at any time intentionally make any untrue statement in relation to us or in relation to your employment with us, or have made any untrue or misleading statement in connection with prospective employment with us; or

  (b)
  after cessation of employment represent that you are employed by or connected with us.

F.6 Arbitration

  (a)
  Any dispute between us and you (other than any claim for equitable relief) as to:

  (i)
  the interpretation of this agreement; or

  (ii)
  the rights or obligations of each party arising from our employment relationship with you,

  must be submitted to a single arbitrator in accordance with and subject to the Commercial Arbitration Act 1984 (Victoria).

  (b)
  A party must give notice of a dispute to the other party within 21 working days of the dispute arising.

  (c)
  For the purposes of an arbitration under this clause, if we do not agree with you on the appointment of an arbitrator within 14 days of the notification of dispute by either party to the other, the President or Acting President of the Law Institute of Victoria will appoint an arbitrator on application by either you or us.

F.7 Rights Cumulative

        Subject to any express provision in this agreement to the contrary, the rights of a party under this agreement are cumulative and are in addition to any other rights of that party.

F.8 Entire Understanding

F.8.1	This agreement constitutes the entire agreement of the parties about its subject matter. Any previous agreements, understandings and negotiations on that matter cease to have any effect.
F.8.2
For the avoidance of doubt, for the purpose of this agreement the subject matter of this agreement is the terms and conditions of your employment by us. Subject to the express terms of this agreement, this clause is not intended to limit, extend or otherwise vary:
    (a)
    any duty imposed upon you or us which arises by operation of law or by force of legislation; or

    (b)
    any term of the agreement implied by law.
F.8.3	No oral explanation or information provided by any party to another will:
    (a)
    affect the meaning or interpretation of this agreement, or

    (b)
    constitute any collateral agreement, warranty or understanding between any of the parties.

F.9 Severance

  (a)
  You and we consider that covenants, obligations and restrictions contained in this agreement ("the covenants") are reasonable in all the circumstances of your employment.

  (b)
  Each and every part of the covenants is a severable and independent covenant. You agree with us that our joint intention is that if the covenants, taken together, go beyond what is reasonable in all the circumstances but would be reasonable with any one or more of the covenants (or any one or more parts of the covenants) deleted, the covenants will apply as if those unreasonable covenants (or parts of covenants) were deleted.

Section G: Definition of Terms

        In this Agreement, unless the context otherwise requires:

          "Accrued but untaken" or "accrued but unused", in relation to leave entitlements, means leave to which you have become entitled upon termination of employment pursuant to the Award.

          "Award" means the Bank Officials (Federal) (1963) Award, Appendix B—National Australia Bank Limited as varied or replaced from time to time;

          "Bank" means National Australia Bank Limited and its Related Bodies Corporate.

          "Incentive Plan Year" means the period commencing 1 October in any year until 30 September in the following year.

          "Cash Option" means the cash portion of the benefit component of your Total Remuneration Package.

          "Commencement Date" means the commencement date set out in your letter of offer.

          "Confidential Information" means any trade secret, manufacturing process, formulae or other confidential information relating to the business affairs, accounts, works, marketing plans, sales plans, prospects, research, management, financing, products, inventions, designs, processes and any data bases, data surveys, customer lists, specifications, drawings, records, reports, software or other documents, material or other information whether in writing or otherwise concerning the Bank or any of its customers or suppliers to which you gain access, whether before, during or after your employment.

          "Employment Period" means the period from the Commencement Date until your employment is terminated in accordance with this agreement.

          "Enterprise Agreement" means any industrial agreement binding upon us which has been approved or certified by the Australian Industrial Relations Commission from time to time, pursuant to the provisions of the Workplace Relations Act 1996, as varied or replaced from time to time.

          "Manager" means the person holding the Position to which you report in your Position.

          "Position" means:

      (a)
      your position specified in Section A of the Attachment; or

      (b)
      your position as it is varied in accordance with this agreement; or

      (c)
      any other position to which you are appointed in accordance with this agreement,

    as the case may be.

          "Redundancy, Redeployment and Retrenchment Agreement" means the Redundancy, Redeployment and Retrenchment Agreement entered into between us and the Finance Sector Union of Australia dated 26 May 1995, as varied or replaced from time to time.

          "Related Body Corporate" has the same meaning as in Section 50 of the Corporations Act.

          "Salary" means your salary set out in Section B of the Attachment as varied in accordance with this agreement.

          "Total Remuneration Package" means the amount specified as such in Section B of the Attachment as a multiple of Salary, as varied in accordance with this agreement.

          "Us" (or "us") means National Australia Bank Limited.

          "We" (or "we") means National Australia Bank Limited.

          "You" (or "you") means the person to whom this offer of employment is addressed.

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  Contents
  Section A: Position and Work
  Section B: Remuneration and Benefits
  Section C: Confidential Information and Related Matters
  Section D: Leave
  Section E: Termination of Employment
  Section F: General Conditions
  Section G: Definition of Terms